Exhibit 10.10

April 29, 2005

Mr. Daniel J. Linscomb

Linscomb & Williams, Inc.

1400 Post Oak Boulevard

Suite 1000

Houston, Texas 77056

Dear Mr. Linscomb:

In connection with the Stock Purchase Agreement between Encore Bancshares, Inc. (“Encore”) and Linscomb & Williams, Inc. (“L&W”) dated April 22, 2005 (“Stock Purchase Agreement”), Encore is pleased to offer you employment in the position of President with its subsidiary, L&W (which, together with any successor entity to L&W, shall be referred to herein as the “Employing Entity”).

As we have discussed, Encore considers your employment, post-closing, vital to protecting and enhancing the best interests of Encore and its shareholders. In this connection, Encore recognizes that the possibility of a Change in Control in the future would result in uncertainty, which may result in the departure or distraction of management personnel to the detriment of Encore and its shareholders. Accordingly, Encore’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of Encore’s management, including you, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a Change in Control of Encore.

A part of protecting Encore’s interest is also ensuring the protection of its confidential information, and ability to compete in the particular market that L&W served prior to the purchase. You have recognized that you have unique, confidential and proprietary information that you would be unable to keep confidential if employed in a competing business immediately upon your leaving Encore’s employ.

Thus, in consideration of your agreements contained herein, this Agreement sets forth certain benefits which Encore agrees will be provided to you upon your agreement to become an employee, and in the event of, among other things, a “Change in Control” of Encore (as defined in section 3 hereof) under the circumstances described below.

Mr. Daniel J. Linscomb

1. SALARY AND BENEFITS. During the term of your employment, your base salary will be $20,833.33 per month, less any applicable statutory deductions or withholding. Following your first twelve months of employment, your salary will be reevaluated by Encore, and based upon your performance, may be increased at Encore’s discretion. You will be eligible to participate in any and all savings, retirement, profit sharing, pension, equity incentive, stock option, employee stock ownership, supplemental executive retirement and other employee benefit plans, programs, arrangements and policies that are made available by Encore to its employees in positions comparable to yours, in accordance with applicable plan documents and Encore’s policies. You will be paid a bonus only if L&W’s earnings before taxes, calculated in accordance with generally accepted accounting principles, exceed a pre-tax earnings floor in a given calendar year, as indicated in Schedule A, attached. The bonus amount will be equal to the pretax earnings in excess of the floor, up to the maximum bonus amount indicated in Schedule A.

2. TERM. This Agreement shall have an initial term beginning on your date of hire, which shall be the day after the closing of the acquisition set forth in the Stock Purchase Agreement, and shall expire on December 31, 2009, (the “Term”) assuming there has been no Change in Control; provided, however, that the Term shall be automatically extended for successive periods of one (1) year on a continuing basis unless either party shall give written notice of intention not to so extend at least ninety (90) days prior to the end of the initial Term or any renewal period.

3. CHANGE IN CONTROL. For purposes of this Agreement, “Change in Control” of Encore means the occurrence of any of the following events: (i) Encore shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Encore); (ii) Encore’s subsidiary savings and loan is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of Encore; (iii) Encore sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of Encore); (iv) Encore is to be dissolved and liquidated; (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote or control the voting) of more than 50% of the outstanding shares of Encore’s voting stock (based upon voting power); or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of Encore before such election shall cease to constitute a majority of the Board of Directors. “1934 Act” means the Securities Exchange Act of 1934, as amended.

Mr. Daniel J. Linscomb

4. TERMINATION OF EMPLOYMENT.

(i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been unable for more than five (5) consecutive calendar months at any time after the execution of this Agreement to perform your essential duties with Encore or the Employing Entity, with or without a reasonable accommodation, and within thirty (30) days after written notice of termination is given you shall not have returned to the performance of your essential duties, with or without an accommodation, Encore may terminate your employment for “Disability.” The determination of whether you are disabled shall be made by reference to the definition of disability under Encore’s long-term disability insurance plan for employees and the determination of the insurance carrier regarding the existence of disability shall be determinative.

(ii) Retirement. Termination of your employment based on “Retirement” shall mean your voluntary termination of employment after attaining your “Normal Retirement Date.” “Normal Retirement Date” as used herein shall be the first day of the first calendar month following the calendar month in which you reach age (a) 55 with at least three (3) years of service, or (b) age 65. Early retirement initiated by Encore shall be treated as a dismissal and not a voluntary early retirement. Your voluntary termination of employment for “Good Reason” as set forth in paragraph (iv) below after attaining your Normal Retirement Date shall not be a termination of your employment based on Retirement, but shall be a “Good Reason” termination of your employment.

(iii) Cause. Termination of your employment by Encore for “Cause” shall mean termination upon (A) the willful and continued failure by you substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Chairman of the Board or the President of Encore which specifically identifies the manner in which it is believed that you have not substantially performed your duties, and a reasonable period of opportunity for such substantial performance is provided, or (B) the willful engaging by you in misconduct materially and demonstrably injurious to Encore or L&W. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action

Mr. Daniel J. Linscomb

or omission was in the best interest of Encore. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or by the Board of Directors of the Employing Entity or based upon the advice of counsel for Encore shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of Encore. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) in this paragraph and specifying the particulars thereof in detail.

(iv) Good Reason. “Good Reason” for you to terminate your employment shall exist if, within a period of six months prior to a Change of Control or two years after a Change in Control, any of the following events shall occur:

(A) An adverse change in your status or positions(s) as an executive or other key employee of Encore or of the Employing Entity, including, without limitation, any adverse change in your status or position as a result of a diminution in your duties or responsibilities or a change in your business location of more than fifty (50) miles or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with or as a result of the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason);

(B) A material reduction in the number of vacation days to which you are then entitled under Encore’s vacation policy;

(C) The taking of any action by Encore or the Employing Entity (including the elimination of a plan without providing substitutes therefor, the reduction of your awards under any benefits plan, or the failure to replicate a plan, such as an annual bonus plan, that by its terms is time

Mr. Daniel J. Linscomb

limited and is of a type that it has been Encore’s practice to replace with a similar plan from time to time), that would materially diminish the aggregate projected value of your awards under any bonus, stock option or other management incentive plans in which you were participating at the time of such reduction;

(D) The taking of any action by Encore or the Employing Entity that would materially diminish the aggregate value of the benefits provided you under Encore’s medical, health, dental, accident, disability, life or other insurance, stock purchase or retirement plans in which you were participating at the time of such change by Encore;

(E) A failure by any successor (as hereinafter defined) to provide the assumption and acknowledgement of this Agreement contemplated by section 9 hereof.

(v) Termination Not For Cause, Unrelated to Change of Control. During the term of this agreement, Encore may terminate your employment for any reason other than Disability or Cause, by giving you thirty days written notice. If your termination is unrelated to a Change in Control, you shall receive benefits as set forth in section 6 of this Agreement. If your termination is related to a Change in Control, as described in section 7 of this Agreement, you shall receive benefits as set forth in section 7 of this Agreement.

(vi) Resignation. During the term of this agreement, you may resign from employment for other than Good Reason or Retirement, by giving thirty days written notice to Encore. Notwithstanding the foregoing, in the event a tender offer or exchange offer is commenced by any person, group or entity (“Person”) which, if successfully consummated, will result in such Person being the beneficial owner of more than 10% of the combined voting power of Encore’s Voting Securities, including shares of Common Stock of Encore, you agree that you will not voluntarily leave the employ of Encore or the Employing Entity (other than as a result of Disability or upon Normal Retirement) and will render the services contemplated in this Agreement until such tender offer or exchange offer has been abandoned or terminated or a Change in Control of Encore has occurred.

Mr. Daniel J. Linscomb

(vii) Notice of Termination. Any termination by Encore or by you pursuant to paragraphs (i) through (vi) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so specified.

(viii) Date of Termination. “Date of Termination” shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period); (B) if you terminate your employment pursuant to paragraph (iv) or (vi) above, the date specified in the Notice of Termination; (C) if your employment is terminated for death or Retirement, the date of your death or Retirement; and (E) if your employment is terminated for any other reason, the date on which Notice of Termination is given.

5. RIGHTS AND OBLIGATIONS DURING DISABILITY. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect, and any time of service for vesting purposes under any plan shall continue to accrue during such period of incapacity until and if your employment is terminated pursuant to section 4(i) hereof (and for any longer period as may be provided under applicable plans).

6. RIGHTS AND OBLIGATIONS UPON TERMINATION NOT RELATED TO A CHANGE IN CONTROL. If your employment is terminated pursuant to section 4(i), 4(ii), 4(iii) or 4(vi), Encore shall pay you, or shall cause to be paid to you your full base salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you, and shall have no further obligations to you under this Agreement. If your employment is terminated pursuant to section 4(v), Encore shall pay you, or shall cause to be paid to you, your full base salary and accrued vacation pay through the remainder of the Term of this Agreement at the rate in effect at the time Notice of Termination is given (or a lump sum equivalent, at Encore’s option) plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become

Mr. Daniel J. Linscomb

payable, but which have not yet been paid to you, and continued participation, with premiums paid by Encore, in all life, medical, dental and prescription drug insurance plans, programs or arrangements in which you were entitled to participate prior to the Notice of Termination, until the expiration of the Term or you begin full-time employment with a new employer.

7. RIGHTS AND OBLIGATIONS UPON TERMINATION RELATED TO A CHANGE IN CONTROL.

(i) Change in Control Payments. If Encore or the Employing Entity, within a period six months prior to or two years after the occurrence of a Change in Control, terminate your employment other than for Disability or Cause pursuant to section 4(i) or 4(iii) hereof, or if you, within a period of two years after the occurrence of a Change in Control of Encore, terminate your employment for Good Reason as provided for in section 4(iv) of this Agreement, then Encore shall cause to be paid or made available to you the following:

(A) Your full base salary through the Date of Termination at the rate in effect just prior thereto (not taking into account any reduction in your base salary that constitutes Good Reason for your termination), plus any earned vacation time, plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you, to be paid within six days of the Date of Termination, plus

(B) an amount equal to two (2) times the aggregate of your base salary plus the average of all bonus, profit sharing, and other incentive payments made by Encore or Employing Entity to you in respect of the two (2) calendar years preceding the Change in Control, to be paid within thirty (30) days following the Date of Termination; plus

(C) benefits equal in value to each life, health, accident or disability benefit to which you were entitled (through insurance, direct reimbursement, or otherwise) immediately before the Date of Termination (not taking into account any reduction in such benefit that constitutes Good Reason for your termination). The value of the foregoing benefits shall be determined individually rather than in the aggregate, and shall-be compared after subtracting applicable income and employment taxes.

Mr. Daniel J. Linscomb

Encore shall provide the benefits described in this subsection for a period terminating on two years after the Date of Termination. An election by you to terminate for Good Reason shall not be deemed a voluntary termination of employment by you for purposes of this Agreement or of any plan or practice of Encore. At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by Encore or the Employing Entity and relating specifically to you.

(ii) Base Salary Defined. For purposes of this Agreement, the term “base salary” shall include any amounts deducted pursuant to Sections 125 and 401(k) of the Internal Revenue Code of 1986, as amended, (the “Code”). Amounts paid pursuant to this section 7 shall be deemed severance pay and in lieu of any further salary for periods subsequent to the Date of Termination.

(iii) Stock Options. Notwithstanding any option agreement, upon the occurrence of a Change in Control of Encore, all outstanding stock options granted to you pursuant to any stock option plans of Encore or your Employing Entity shall become 100% vested and immediately exercisable.

(iv) Election to Defer Payments. Upon entering into this Agreement and thereafter at any time up to sixty (60) days before amounts are payable to you pursuant to this Agreement, you may, in writing, direct Encore that any amounts which should become payable to you pursuant to section 7(i) hereof shall be paid to you in equal annual installments over a period of three (3) to ten (10) years, with the first such installment payable within five business days of the Date of Termination and each successive installment paid on the anniversary of the Date of Termination or the next following business day if such date is not a business day (the “Deferred Payment Election”). Any amount deferred pursuant to the preceding sentence shall be credited with interest at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding anything in the foregoing to the contrary, a Deferred Payment Election shall be automatically revoked should you terminate your employment under the circumstances described in section 9 below.

(v) Other Rights. After the occurrence of a Change in Control of Encore, Encore shall continue to maintain in effect all charter and bylaw provisions and all contractual indemnities that afford to you rights to indemnification against liability as an officer, director or employee of Encore

Mr. Daniel J. Linscomb

as were in effect immediately prior to the Change in Control, and shall continue to maintain directors and officers liability insurance coverages at least in the amounts and other terms as Encore maintained in effect immediately prior to the Change in Control for the remaining term of this Agreement.

(vi) Tax Issues. To the extent that the payment provided for herein results in compensation income to you for federal or state income tax purposes, you shall pay to Encore or Employing Entity at the time of such event such amount of money as Encore or Employing Entity may require to meet its withholding obligation under applicable tax laws or regulations, if any, and, if you fail to do so, Encore or Employing Entity is authorized to withhold from any cash remuneration then or thereafter payable to you, any tax required to be withheld by reason of such resulting compensation income.

8. CONFIDENTIAL INFORMATION AND POST-EMPLOYMENT RESTRICTIONS.

(i). Confidential Information Defined. You acknowledge that Encore’s business is highly competitive; that Encore promises, by this offer, to give you immediate access to Confidential Information of Encore that is a valuable, special and unique asset used by Encore in its business; and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Encore. “Confidential Information” of Encore (or any affiliate) means and includes confidential and/or proprietary information or trade secrets that has been or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors and the industry not generally known to the public: strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or

Mr. Daniel J. Linscomb

proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement, (b) was available to you on a nonconfidential basis from a source other than Encore (or any affiliate), or (c) was independently acquired or developed without violating any obligations of this Agreement.

(ii). Non-Disclosure Obligations. You will not, at any time during or after employment with Encore, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Encore, its affiliates, or of any third parties that the Executive received in connection with his employment with Encore, or make any use thereof, directly or indirectly, except in working for Encore. The Executive also agrees that he shall deliver promptly to Encore at the termination of employment or at any other time at Encore’s request, without retaining any copies, all documents and other material in the Executive’s possession relating, directly or indirectly, to any Confidential Information or other information of Encore, or Confidential Information or other information regarding third parties, learned as an employee at Encore.

(iii). Non-Competition Obligations. In order to protect the Confidential Information and in order to enforce Employee’s agreement not to disclose Confidential Information, Encore and you agree that, during the term of your employment with Encore, which may exceed the Term of this Agreement, and for twenty-four (24) months after the termination of your employment with Encore (“Non-Competition Period”), you will not, except as an employee of Encore, in any capacity for the Executive or others, directly or indirectly:

(A) compete or engage, anywhere in the geographic area comprised of Harris and Montgomery Counties in Texas and Collier, Hillsborough and Lee Counties in Florida, plus any additional county in which Encore Bank may establish a branch office (collectively, the “Market Area”), in a financial planning or investment advisory business similar to that of Encore (the Market Area does not include additional counties in which Encore’s Successor has branch offices but Encore had no branch office prior to the succession);

Mr. Daniel J. Linscomb

(B) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a financial planning or investment advisory business similar to that of Encore anywhere within the Market Area; except that you are permitted to own, directly or indirectly, up to two percent (2%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(C) solicit competing business from customers or prospective customers of Encore if, within the twelve (12) months before your termination, you had or made contact with the customer, or had access to information and files about the customer; or

(D) solicit any employee of Encore whom you had contact, knowledge of, or association in the course of employment with Encore to terminate employment from Encore, and will not assist any other person or entity in such activities.

(iv) Non-Competition Period Reduced. If Encore or the Employing Entity, within a period six months prior to or two years after the occurrence of a Change in Control, terminates your employment other than for Disability or Cause pursuant to section 4(i) or 4(iii) hereof, or terminates your employment not for Cause, unrelated to a Change in Control, as provided in section 4(v) hereof, or if you terminate your employment for Good Reason as provided for in section 4(iv) of this Agreement, the Non-Competition Period described above shall be reduced to the period of twelve (12) months after the termination of your employment with Encore.

(v) Injunctive Relief. You and Encore acknowledge and agree that breach of any of the covenants made by you in this section 8 would cause irreparable injury to Encore, which could not sufficiently be remedied by monetary damages; and, therefore, that Encore shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If a party must bring suit to enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

Mr. Daniel J. Linscomb

(vi) Tolling. In the event that Encore shall file a lawsuit in any court of competent jurisdiction alleging a breach of any of the obligations under this section of Agreement, any time period you are in breach of the Agreement shall be deemed tolled as of the time such lawsuit is filed, and shall remain tolled until such dispute finally is resolved.

9. SUCCESSOR’S BINDING AGREEMENT.

(i) Encore will, and you may, seek, by written request at least five business days prior to the time any Person becomes a Successor (as hereinafter defined), to have such Person, by agreement in form and substance satisfactory to you, expressly assume Encore’s obligations under this Agreement and acknowledge that the Successor is contractually bound to perform all of such obligations. Failure of such Person to furnish such assumption and acknowledgement by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such person receives a written request to so assume and acknowledge shall constitute Good Reason for termination by you of your employment if a Change in Control of Encore occurs or has occurred. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), Encore’s business directly, by merger or consolidation, or indirectly, by purchase of Encore’s Voting Securities or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die before all amounts that would still be payable to you hereunder if you had continued to live are paid, all such unpaid amounts, unless otherwise provided herein, shall he paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

10. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of applicable federal, state and local taxes.

11. SURVIVAL. The respective obligations of, and benefits afforded to Encore and you as provided in section 8 of this Agreement shall survive termination of this Agreement.

Mr. Daniel J. Linscomb

12. NOTICES. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to Encore shall be directed to the attention of the Chief Executive Officer of Encore with a copy to Corporate Secretary of Encore.

13. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by you and such officer as may be specifically designated by the Board. No waiver at any time by either party hereto of the breach of any condition or provision of this Agreement, or of compliance by the other party with the same, shall be deemed a waiver of any other condition or provision at the same or at any other time. No agreement or representation still in effect, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party other than those set forth expressly in this Agreement. Upon termination of your employment, in the event of any conflict between the terms of this Agreement and the terms of any other agreements between you and Encore, this Agreement shall be controlling. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

14. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall supersede any prior agreement between Encore and you that provides for similar benefits in the event of a Change in Control (the “Prior Agreement”), provided, however, that (i) if any provision of this Agreement is determined by a court or other competent authority to be invalid or unenforceable, the corresponding provision (if any) of the Prior Agreement shall automatically be reinstated as if it were a provision of this Agreement, and (ii) if this Agreement is determined by a court or other competent authority to be invalid or unenforceable, the Prior Agreement shall automatically be reinstated in its entirety.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreements regarding your employment with Encore, kindly sign and return to Encore the enclosed copy of this letter which will then

Mr. Daniel J. Linscomb

constitute our agreement on this subject, to be effective on your first day of work at Encore.

Sincerely, Encore Bancshares, Inc.

By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr., Chairman and President

Mr. Daniel J. Linscomb

ACKNOWLEDGED AND AGREED.

By:	/s/ Daniel J. Linscomb
Daniel J. Linscomb

Date: April 29, 2005

Mr. Daniel J. Linscomb

SCHEDULE A

Time Period	Pre-Tax Earnings Floor ($thousands)	Maximum Bonus ($thousands)	Maximum Individual Bonus ($thousands)

Calendar Year 2005, Prorated by month	$2,025	$250	$50

Calendar Year 2006	2,379	300	60

Calendar Year 2007	2,747	350	70

Calendar Year 2008	3,120	400	80

Calendar Year 2009	3,584	450	90